Translation: I acknowledge by similarity one signature without economic value from NILDEMAR SECCHES and attest to it. Seal(s): S11077AB513046 SÃO PAULO, February 23, 2026. 09:52 Code 23022026-9 In Witness ANA MARIA APARECIDA DE SOUZA – CLERK This document, in order to produce effect in Brazil and be valid against third parties, must be rendered into Portuguese and the translation must be registered with the Registry of Titles and Documents. 20th NOTARY